EXHIBIT 10.1
AMENDED AND RESTATED FIRST AMENDMENT TO THE
AMENDED AND RESTATED
IXIA 2008 EQUITY INCENTIVE PLAN
          WHEREAS, Ixia (“Ixia” or the “Company”) previously adopted the Ixia 2008 Equity Incentive Plan effective April 11, 2008; and
          WHEREAS, the Company amended and restated the Ixia 2008 Equity Incentive Plan (as amended and restated, the “Plan”) effective as of May 19, 2010; and
          WHEREAS, the Company reserved the right to further amend the Plan pursuant to Section 16 thereof; and
          WHEREAS, the Company desires to amend the Plan to modify the maximum permissible terms of Option and SAR Awards and to make certain other changes.
          NOW, THEREFORE, the Plan is amended as follows:
1.	All capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as such terms have in the Plan.

2.	A new Section 3A is added to the Plan as follows:

“3A. Shares Not Available for Awards.

Notwithstanding anything to the contrary contained in the Plan, none of the following Shares shall be added to the Shares available for Awards under the Plan: (i) Shares tendered by a Participant or withheld by the Company after December 31, 2010 in payment of the exercise price of an Option, or to satisfy any tax withholding obligation with respect to Options or SARs, (ii) Shares subject to a SAR that are not issued upon exercise in connection with the stock settlement of the SAR after December 31, 2010, and (iii) Shares reacquired by the Company on the open market or otherwise after December 31, 2010 using cash proceeds from the exercise of Options.”

3.	Section 5(b) of the Plan is amended to add a new sentence thereto as follows:

“Further, the Committee shall not have the authority to amend or adjust Options or SARs previously granted to a Participant under the Plan to (a) reduce the exercise price or grant price, (b) cancel the Options or SARs when the exercise price or grant price exceeds the Fair Market Value of the Shares in exchange for cash or another Award (other than in accordance with Section 14 of the Plan), or (c) take any other action that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, without the approval of the shareholders of the Company obtained in the manner provided in Section 15 of the Plan.”

4.	Section 7(e) of the Plan is amended in its entirety to read as follows:

“e. Term of Options. The term of each Option may be up to seven years from the date of grant thereof; provided, however, that the term of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, shall be five years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

The term of any Option may be less than the maximum term provided for herein as specified by the Committee upon grant of the Option and as set forth in the Option Agreement.”

5.	Section 8(c) of the Plan is deleted in its entirety.

6.	Section 11(c) of the Plan is amended in its entirety to read as follows:

“c. Term of SAR. The term of a SAR granted under the Plan may be up to seven years from the date of grant thereof.

The term of any SAR may be less than the maximum term provided for herein as specified by the Committee upon grant of the SAR and as set forth in the SAR Award Agreement.”

7.	Section 12 is amended by inserting a new subsection (d) to read as follows, and renaming the subsection thereafter as subsection (e):

“d. Dividends and Dividend Equivalents. Cash dividends and Dividend Equivalents on Restricted Stock and Restricted Stock Unit Awards that are subject to this Section 12 shall, notwithstanding the provisions of Section 9(b) and 10(b) of the Plan, either (i) not be paid or credited or (ii) be accumulated and subject to achievement of the performance goals to the same extent as the Restricted Stock or Restricted Stock Units.”

8.	Section 13 is amended by adding a new sentence thereto as follows:

“In no event may an Award be transferred hereunder for consideration, and in no event may a Permitted Transferee be other than (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) a charitable organization.”

9.	Section 13 is amended by amending the first sentence thereof to read as follows:

“Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee in accordance with this Section 13, no Awards granted under the Plan, and no Shares subject to any such Awards, that have not been issued or as to which any applicable vesting restriction, performance or deferral period has not lapsed, may be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution or transfers between spouses incident to a divorce.”

10.	Section 16(a) is amended by adding a new sentence thereto as follows:

“Further, no revision or amendment shall, without the approval of the Company’s shareholders, cancel Options or SARs in exchange for cash when the exercise price or grant price per share exceeds the Fair Market Value of the Shares or take any action with respect to Options or SARs that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price or grant price of Options or SARs and the exchange of Options or SARs for other Awards (or amend the provisions of Section 5(b) relating to such actions by the Committee).”

11.	This Amended and Restated First Amendment shall be effective May 4, 2011.
          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated First Amendment to the Plan as of the date set forth below.

IXIA
Date: May 4, 2011	By:	/s/ Ronald W. Buckly
Ronald W. Buckly
Senior Vice President, Corporate Affairs and General Counsel

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